Exhibit 3.1

Execution Version

AMENDMENT NO. 1

TO

THIRD AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

NGL ENERGY HOLDINGS LLC

This Amendment No. 1 (the “Amendment”), dated as of August 6, 2013, to Third Amended and Restated Limited Liability Company Agreement (the “Agreement”) of NGL Energy Holdings LLC (the “Company”), dated as of February 25, 2013, is entered into by the Members of the Company pursuant to Section 16.02(a) of the Agreement.  Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Agreement.  Unless otherwise indicated, all section references in this Amendment refer to sections of the Agreement.

WHEREAS, in connection with the purchase by EMG II NGL GP Holdings, LLC, a Delaware limited liability company (“EMG II”), of Membership Interests from NGL Holdings, Inc. pursuant to a Membership Interest Purchase Agreement dated August 1, 2013, following which EMG II owns Membership Interests representing a 5.364% Ownership Percentage, it is a condition to EMG II’s willingness to purchase the Membership Interests from NGL Holdings, Inc., that it have the right to appoint a member of the Board of Directors of the Company (the “Board”);

WHEREAS, pursuant to Section 16.02(a) of the Agreement, the Members owning (in the aggregate) 80% or more of the outstanding Units may amend the Agreement, subject to certain limitations set forth in Section 16.02(a) of the Agreement; and

WHEREAS, the Members of the Company owning (in the aggregate) 80% or more of the outstanding Units previously approved the Amendment by written consent and authorized the officers of the Company to enter into and adopt this Amendment on behalf of the Members.

NOW, THEREFORE, for good and adequate consideration, the receipt and sufficiency of which are hereby acknowledged, the Members hereby agree as follows:

Section 1.01                             Amendment of Agreement.  The Agreement is hereby amended as follows:

(a)                                 All references in the Agreement to “NGP M&R HS GP, LLC” shall be deleted in their entirety and replaced with “EMG I NGL GP Holdings, LLC.”

(b)                                 All references to the defined term “NGP” in the Agreement shall be deleted and replaced with the defined term “EMG I.”

(c)                                  All references to the defined term “NGP Representative “ in the Agreement shall be deleted and replaced with the defined term “EMG I Representative.”

(d)                                 All references to the defined term “SemStream” in the Agreement shall be deleted and replaced with the defined term “SemGroup.”

(e)                                  The following clause shall be added to the end of subsection (a) of the definition of Permitted Transfer:

provided, however, that the restriction in (ii) above shall not apply to an investment company (as defined in the Investment Company Act of 1940, as amended) that is in the business of investing in securities so long as such investment company is not directly or indirectly controlled by an entity described in clause (i) above.

(f)                                   The definition of Designating Member shall be deleted in its entirety and replaced with the following:

“Designating Member” means each of (1) the Coady Group (acting together in their capacities as Members), (2) the IEP Group (acting together in their capacities as Members), (3) SemGroup, (4) EMG I, (5) EMG II and (6) any Transferee of the right to designate a Representative pursuant to Section 4.01(b), in each case only for so long as such Designating Member continues to hold a Requisite Ownership Threshold.

(g)                                  The definition of Requisite Ownership Threshold shall be deleted in its entirety and replaced with the following:

“Requisite Ownership Threshold” means, (i) with respect to the Cody Group (acting together in their capacities as Members) and the IEP Group (acting together in their capacities as Members), an aggregate number of Units held by such Member and its Affiliates which equal an Ownership Percentage of not less than 10%, (ii) with respect to SemGroup, an aggregate number of Partnership Units of not less than 2,500,000 (subject to adjustment for unit split, reverse split and similar transaction), (iii) with respect to EMG I, an aggregate number of Units held by it and its Affiliates which equal an Ownership Percentage of not less than 6.73%, (iv) with respect to EMG II, an aggregate number of Units held by it and its Affiliates which equal an Ownership Percentage of not less than 5.364% and (v) with respect to Frank Mapel, direct or indirect ownership of an aggregate number of Partnership Units of not less than 100,000 (subject to adjustment for unit split, reverse split and similar transaction ); provided, that the number of Partnership Units “indirectly” owned by Mr. Mapel through his ownership in an entity that owns Partnership Units shall be determined by multiplying the number of Partnership Units owned by such entity by the percentage of Mr. Mapel’s ownership of such entity.

(h)                                 The definition of SemStream shall be deleted in its entirety and replaced with the following:

“SemGroup” means SemGroup Corporation, a Delaware corporation.

(i)                                     The definition of SemStream Contribution Agreement shall be deleted in its entirety and replaced with the following:

“SemStream Contribution Agreement” means that certain Contribution Agreement dated as of August 31, 2011 by and among SemStream L.P., a Delaware limited partnership, the Company, the Partnership and NGL Supply Terminal Company LLC, as amended from time to time.

(j)                                    The following defined terms shall be added to Section 1.01:

“EMG II” shall mean have the meaning set forth in the recitals of this Amendment.

“EMG II Representative” shall have the meaning set forth in Section 9.02(b)(vi).

(k)                                 Section 4.01(b) of the Agreement shall be deleted in its entirety and replaced with the following:

“(b)                           No Membership Interest shall be Transferred, in whole or in part, except for (i) a Permitted Transfer in accordance with the applicable provisions of this Article IV or (ii) Transfers in accordance with the applicable provisions of Article V and this Article IV.  Notwithstanding any other provision of this Agreement, a Designating Member’s right to designate a Representative, as provided in Section 9.02(b), shall not be assigned or Transferred (including in a Permitted Transfer) except as part of a Transfer permitted under the terms of this Agreement to one Transferee holding a number of Units constituting the Requisite Ownership Threshold for such Member, provided that such Designating Member expressly elects in writing delivered to the Company prior to such Transfer that such Designating Member will Transfer such right to designate a Representative to such Transferee in connection with such Transfer; provided, however, in no event shall SemGroup be entitled to Transfer its rights to designate Representatives. For avoidance of doubt, in the case of any Transfer of Units in which the Requisite Ownership Threshold for such Member is transferred and the transferring Designating Member expressly elects to Transfer the right to designate a Representative, such transferring Member shall cease to have any such designation rights, and shall no longer be deemed a Designating Member, notwithstanding that after giving effect to such Transfer, such transferring Member continues to hold the Requisite Ownership Threshold.

(l)                                     Section 9.02(b)(v) shall be deleted and replaced in its entirety as follows:

(v)  EMG I shall be entitled to designate one natural person to serve on the Board (any such Director designated by EMG I, an “EMG I Representative”).  The EMG I Representative as of the date hereof is set forth on Exhibit B.

(m)                             Section 9.02(b)(vi) and Section 9.02(b)(vii) are renumbered Section 9.02(b)(viii) and Section 9.02(b)(vix), respectively, and a new Section 9.02(b)(vi) and Section 9.02(b)(vii) are inserted as follows:

(vi)  EMG II shall be entitled to designate one natural person to serve on the Board (any such Director designated by EMG II, an “EMG II Representative”).  The EMG II Representative as of the date hereof is set forth on Exhibit B.

(n)                                 Exhibit B of the Agreement shall be amended to (i) delete James Burke as an EMG I Representative and (ii) add John T. Raymond as the EMG II Representative.

Section 2.01                             Counterparts.  This Amendment may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.  Each party shall become bound by this Amendment immediately upon affixing its signature hereto.

Section 3.01                             Ratification.  Except as expressly amended by this Amendment, the Agreement is in all respects ratified and confirmed and all of the terms and conditions and provisions of the Agreement shall remain in full force and effect.

Section 4.01                             Applicable Law.  This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

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IN WITNESS WHEREOF, a duly authorized officer of the Company has executed this Amendment on behalf of the Members pursuant to the written consent adopted by the Members on August 6, 2013, to be effective as of the date first set forth above.

NGL ENERGY HOLDINGS LLC

By:	/s/ H. Michael Krimbill

Name:	H. Michael Krimbill

Title:	Chief Executive Officer